Scholastic Reports Fourth Quarter and Fiscal 2023 Results

Fourth Quarter Operating Income Up 40% Driven by Improved Results in All Segments
Fiscal 2023 Results Meet or Exceed Company’s Revised Guidance
Board Approves $100 Million Increase in Share Repurchase Authorization, After Company Returns Over $160 Million to Shareholders in Fiscal Year

New York – July 20, 2023 - Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today reported financial results for the Company’s fiscal fourth quarter and full year ended May 31, 2023.
Peter Warwick, President and Chief Executive Officer, said, “Scholastic finished fiscal 2023 strongly, with fourth quarter operating income up significantly from last year’s record level and full year results meeting or exceeding revised guidance. Successful performance management in response to this year’s short-term headwinds, plus the continued benefit of operational efficiencies achieved since the pandemic, contributed to higher margins and profits across all business segments. Last quarter we also continued our investments in long-term drivers of Scholastic’s growth and earnings, while returning over $63 million to shareholders through our dividend and share repurchases. In total in fiscal 2023, the Company returned $161 million to shareholders.

“Our Children’s Books segment continued to perform well in Q4. Segment sales grew 5%, outperforming continuing softness in retail, and profitability rose substantially, driven by operational excellence and operating leverage in Book Fairs. Multiple Scholastic titles, including the latest Dog Man® title, also ranked at the top of children’s bestseller lists during the quarter. Education Solutions also delivered higher sales and substantially improved margins last quarter, demonstrating the growing size and contribution of our summer reading business, even as some schools and districts continued to delay purchases of other supplemental programs.

“Looking ahead, we are committed to protecting margins and sustaining growth in fiscal 2024, as we execute a multi-year plan for growth, impact and shareholder value creation. Having combined our Book Fairs and Clubs channels into an integrated School Reading Events business last month, we are now in the process of executing against multiple opportunities to grow Scholastic's reach, serve our customers better and improve efficiencies within Children’s Books. In Education Solutions we will continue to invest in new products and capabilities to grow our blended literacy solutions, as we maximize the value of our unique content offerings. We also remain focused on using our strong balance sheet and free cash flow outlook to enable growth and enhance shareholder returns.

“For more than 100 years Scholastic has been guided by a truth that is more relevant today than ever: all children need access to books, stories and the power of reading to understand the world around them and themselves. I am deeply proud of the work Scholastic and its employees are doing to serve kids – and the families, teachers and educators that tirelessly support them – while also creating long-term value for our shareholders and other stakeholders.”

Outlook

The Company expects fiscal 2024 revenue growth of 3% to 5% and is targeting Adjusted EBITDA (as defined in the accompanying tables) of $190 to $200 million, excluding the impact of one-time charges related to restructuring and cost-savings activities of approximately $7 to $10 million, including the integration of its School Reading Events division and reorganization of its Canada subsidiary, expected in the first and second quarters. In addition to focusing on protecting margins and sustaining growth in fiscal 2024, the Company is executing a longer-term strategy to drive growth, impact and shareholder value creation.

Fiscal 2023 Q4 Review

In $ millions	Fourth Quarter		Change
	2023	2022	$	%
Revenues	$528.3	$514.4	$13.9	3%

Operating income (loss)	$92.0	$65.5	$26.5	40%
Earnings (loss) before taxes	$95.6	$53.7	$41.9	78%

Operating income (loss), ex. one-time items*	$92.0	$66.1	$25.9	39%
Earnings (loss) before taxes, ex. one-times *	$95.6	$65.9	$29.7	45%
Adjusted EBITDA*	$115.0	$88.5	$26.5	30%

* Please refer to the non-GAAP financial tables attached

Revenues increased 3% to $528.3 million primarily driven by growth in the Children’s Book Publishing and Distribution segment, on higher fair count and revenue per fair in the Book Fairs channel. The Education Solutions segment outpaced a strong prior year period due, in part, to strong sales of summer reading programs and strength in state-sponsored programs. Lower International revenues reflected the negative impact of foreign currency exchange and the disposition of the unprofitable direct sales business earlier in the fiscal year, partially offset by higher international Book Fairs revenues and a modest recovery in Asia.

Operating Income increased 40% to $92.0 million in the quarter, while Adjusted EBITDA (a non-GAAP measure of operations explained in the accompanying tables) increased 30% to $115.0 million. These results primarily reflect higher contribution from the Children’s Book Publishing and Distribution segment, driven primarily by higher revenue and operating leverage in Book Fairs, and in Education Solutions, where profits improved on higher revenues, favorable product mix and lower marketing spend.

Quarterly Results

Children’s Book Publishing and Distribution
In the fiscal fourth quarter, the Children’s Book Publishing and Distribution segment’s revenues increased 5% to $291.0 million.

•Book Fairs revenues increased 12% to $180.5 million on increased fair count, which ended the year at approximately 85% of pre-pandemic levels compared to 72% in the prior fiscal year. Historically high revenue per fair also contributed to strong growth, driven by strong participation and successful customer-focused strategies.

•Book Clubs revenues decreased 4% to $26.2 million on lower revenue per order and lower sponsor participation. To address the continued decline, the Company has combined the U.S.-based Book Clubs and Book Fairs businesses into an integrated School Reading Events business effective June 1, 2023. The integration is expected to create synergies in customers and operations to result in additional opportunities and improved efficiencies.

•Trade revenues decreased 5% to $84.3 million in line with softness in the overall retail market. This was partially offset by revenues from the release of Eva the Owlet® on Apple TV+® and multiple frontlist bestsellers, including the latest in Dav Pilkey’s Dog Man® series.

Operating income increased 25% to $58.4 million, as the segment benefited from the improved and higher profitability of Book Fairs, partially offset by short-term retail market trends and cost pressures on the current Book Club model.

Education Solutions
Education Solutions segment revenues increased 4% to $163.4 million, driven by higher demand for the Company’s summer reading programs and state-sponsored programs, partially offsetting lower demand for supplemental instructional products.

Operating income increased 20% to $55.0 million, as the segment benefited from higher revenues and the timing of marketing costs.

International
International revenues declined 8%, reflecting the $4.7 million year-over-year impact of unfavorable foreign currency exchange and lower revenues of $4.4 million due to the disposition of the direct sales business in Asia. Excluding these factors, International revenues increased 3% or $2.6 million compared to the prior period. This increase was driven by higher revenues from book fairs in the UK and Canada, as they continued to rebook fairs canceled since the pandemic, and modest recovery of results in Asia.
Operating income was $2.2 million compared to $1.3 million in the prior year period, which included $0.6 million in one-time items, as the segment benefited from the recovery in Asia as well as the exit from the direct sales business which generated losses in the prior period.
Overhead
Overhead costs decreased $4.8 million to $23.6 million primarily resulting from lower employee-related expenses and ongoing efforts related to the Company’s cost saving initiatives.

Fiscal Year-To-Date 2023 Review

In $ millions	Fiscal Year		Change
	2023	2022	$	%
Revenues	$1,704.0	$1,642.9	$61.1	4%

Operating income (loss)	$106.3	$97.4	$8.9	9%
Earnings (loss) before taxes	$112.4	$89.7	$22.7	25%

Operating income (loss), ex. one-time items*	$106.3	$97.5	$8.8	9%
Earnings (loss) ex. one-times *	$112.4	$95.2	$17.2	18%
Adjusted EBITDA*	$196.3	$188.9	$7.4	4%

* Please refer to the non-GAAP financial tables attached

Revenues increased 4% to $1,704.0 million, primarily driven by growth in the Children’s Book Publishing and Distribution segment, on higher fair count and revenue per fair in the Book Fairs channel. The Education Solutions segment revenues were down as schools’ purchasing levels were lower compared to the prior year period, when schools were refilling classrooms with in-person learning materials as pandemic restrictions were fully lifted. In addition, demand for certain of the Company's supplemental instructional products and programs was lower as customer purchasing shifted to the Company's more customized products and blended reading solutions. Lower International revenues reflected the negative impact of foreign currency exchange and the disposition of the unprofitable direct sales business earlier in the fiscal year, partially offset by higher international book fairs revenues as Major Markets continued to recover from the pandemic.

Operating Income increased 9% to $106.3 million, while Adjusted EBITDA (a non-GAAP measure of operations explained in the accompanying tables) increased 4% to $196.3 million. These results primarily reflect higher contribution from the Children’s Book Publishing and Distribution segment, driven by higher revenue and operating leverage in Book Fairs. In addition, the Company realized improved operating margin in Asia attributable to the exit from the direct sales business, which generated losses in the prior year.

Capital Position and Liquidity

In $ millions	Fiscal Year		Change
	2023	2022	$	%
Net cash provided by operating activities	$148.9	$226.0	$(77.1)	(34)%
Additions to property, plant and equipment and prepublication expenditures	(88.9)	(59.2)	(29.7)	(50)%
Net proceeds from sale of assets	—	16.0	(16.0)	NM
Free cash flow (use)*	$60.0	$182.8	$(122.8)	(67)%

Net cash (debt)*	$218.5	$310.1	$(91.6)	(30)%

* Please refer to the non-GAAP financial tables attached
NM - Not meaningful

Year-to-date net cash provided by operating activities decreased $77.1 million compared to the prior period, primarily driven by higher inventory purchases of approximately $110.0 million as the Company replenished stock to meet demand and mitigate shipping delays, and by lower net refunds from income taxes of $51.3 million relative to the prior year. These factors were partially offset by higher customer remittances on receivable balances in fiscal 2023 of approximately $62.6 million. Free cash flow (a non-GAAP measure of operations explained in the accompanying tables) was $60.0 million in fiscal 2023, compared to free cash flow of $182.8 million in the prior period, reflecting lower cash from operating activities in addition to increased investments in product development and operational optimization efforts.

In fiscal 2023, the Company distributed $25.6 million in dividends, including $6.7 million in the fourth quarter, and repurchased 3,310,489 shares of its common stock for $135.1 million.

The Company’s Boards of Directors has authorized an additional $100 million for repurchases of its common stock under the Company’s stock repurchase program. Under this program, which will continue to be funded with available cash, the Company expects to continue purchasing shares, from time to time as conditions allow, on the open market or in negotiated private transactions for the foreseeable future.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations including, as noted above, “Adjusted EBITDA” and “Free Cash Flow”. Please refer to the non-GAAP financial tables attached to this press release for supporting details on the impact of one-time items on operating income, net income and diluted EPS, and the use of non-GAAP financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Conference Call

The Company will hold a conference call to discuss its results at 4:30 p.m. ET today, July 20, 2023. Peter Warwick, Scholastic President and Chief Executive Officer, and Kenneth Cleary, the Company’s Chief Financial Officer, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic’s website, www.investor.scholastic.com. To access the conference call by phone, please go to this link (registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com.

About Scholastic

For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been encouraging the personal and intellectual growth of all children, beginning with literacy. Having earned a reputation as a trusted partner to educators and families, Scholastic is the world's largest publisher and distributor of children's books, a leading provider of literacy curriculum, professional services, and classroom magazines, and a producer of educational and entertaining children's media. The Company creates and distributes bestselling books and e-books, print and technology-based learning programs for pre-K to grade 12, and other products and services that support children's learning and literacy, both in school and at home. With 15 international operations and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online. Learn more at www.scholastic.com.

Contact

Investors:
Jeffrey Mathews
(212) 343-6741, investor_relations@scholastic.com

Media:
Anne Sparkman
(212) 343-6657, asparkman@scholastic.com

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets generally and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

Table 1

Scholastic Corporation
Consolidated Statements of Operations
(Unaudited)
(In $ Millions, except shares and per share data)

	Three months ended		Twelve months ended
	05/31/23	05/31/22	05/31/23	05/31/22
Revenues	$528.3	$514.4	$1,704.0	$1,642.9
Operating costs and expenses:
Cost of goods sold	220.4	224.6	786.4	765.5
Selling, general and administrative expenses (1)	202.2	210.1	756.6	722.8
Depreciation and amortization	13.7	13.8	54.7	56.8
Asset impairments and write downs	—	0.4	—	0.4
Total operating costs and expenses	436.3	448.9	1,597.7	1,545.5
Operating income (loss)	92.0	65.5	106.3	97.4
Interest income (expense), net	3.5	(0.2)	5.8	(2.4)
Other components of net periodic benefit (cost)	0.1	0.0	0.3	0.1
Gain (loss) on assets held for sale (2)	—	(15.1)	—	(15.1)
Gain (loss) on sale of assets and other (3)	—	3.5	—	9.7
Earnings (loss) before income taxes	95.6	53.7	112.4	89.7
Provision (benefit) for income taxes (4)	19.8	1.6	25.9	8.7
Net income (loss)	75.8	52.1	86.5	81.0
Less: Net income (loss) attributable to noncontrolling interest	0.1	0.0	0.2	0.1
Net income (loss) attributable to Scholastic Corporation	$75.7	$52.1	$86.3	$80.9
Basic and diluted earnings (loss) per share of Class A and Common Stock (5)
Basic	$2.33	$1.51	$2.56	$2.33
Diluted	$2.26	$1.46	$2.49	$2.27
Basic weighted average shares outstanding	32,585	34,382	33,780	34,527
Diluted weighted average shares outstanding	33,498	35,434	34,732	35,564

(1) In the three and twelve months ended May 31, 2022, the Company recognized pretax severance and related charges of $0.5 and $6.2, respectively, and pretax branch consolidation costs of $0.1 and $0.5, respectively. In the twelve months ended May 31, 2022, the Company recognized $6.6 of pretax insurance proceeds related to an intellectual property legal settlement accrued in fiscal 2021.

(2) In the three and the twelve months ended May 31, 2022, the Company recognized pretax loss on assets held for sale related to the Company's plan to exit the direct sales business in Asia of $15.1. The business and related assets were sold in the first quarter of fiscal 2023.

(3) In the three and twelve months ended May 31, 2022, the Company recognized pretax gain on the sale of its UK distribution facility located in Witney of $3.5. In the twelve months ended May 31, 2022, the Company recognized pretax gain on the sale of its Lake Mary facility of $6.2.

(4) In the three and twelve months ended May 31, 2022, the Company recognized a benefit of $3.1 and $1.3 , respectively, for income taxes in respect to one-time pretax items.

(5) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

Table 2

Scholastic Corporation
Segment Results
(Unaudited)
(In $ Millions)

	Three months ended		Change		Twelve months ended		Change
	05/31/23	05/31/22	$	%	05/31/23	05/31/22	$	%
Children’s Book Publishing and Distribution
Revenues
Books Clubs	$26.2	$27.2	$(1.0)	(4)%	$117.8	$126.4	$(8.6)	(7)%
Book Fairs	180.5	161.5	19.0	12%	553.1	429.7	123.4	29%
Consolidated Trade	84.3	88.5	(4.2)	(5)%	367.1	390.4	(23.3)	(6)%
Total Revenues	291.0	277.2	13.8	5%	1,038.0	946.5	91.5	10%
Operating income (loss)	58.4	46.8	11.6	25%	143.4	115.3	28.1	24%
Operating margin	20.1%	16.9%			13.8%	12.2%

Education Solutions
Revenues	163.4	156.8	6.6	4%	386.6	393.6	(7.0)	(2)%
Operating income (loss)	55.0	45.8	9.2	20%	58.4	81.8	(23.4)	(29)%
Operating margin	33.7%	29.2%			15.1%	20.8%

International
Revenues	73.9	80.4	(6.5)	(8)%	279.4	302.8	(23.4)	(8)%
Operating income (loss)	2.2	1.3	0.9	69%	(3.6)	3.3	(6.9)	NM
Operating margin	3.0%	1.6%			—%	1.1%

Overhead expense	23.6	28.4	(4.8)	(17)%	91.9	103.0	(11.1)	(11)%
Operating income (loss)	$92.0	$65.5	$26.5	40%	$106.3	$97.4	$8.9	9%
NM - Not meaningful

Table 3

Scholastic Corporation
Supplemental Information
(Unaudited)
(In $ Millions)

Selected Balance Sheet Items
	05/31/23	05/31/22
Cash and cash equivalents	$224.5	$316.6
Accounts receivable, net	278.0	299.4
Inventories, net	334.5	281.4
Accounts payable	170.9	162.3
Deferred revenue	169.1	172.8
Accrued royalties	52.8	61.3
Lines of credit and current portion of long-term debt	6.0	6.5
Long-term debt	—	—
Total debt	6.0	6.5
Net cash (debt) (1)	218.5	310.1
Total stockholders’ equity	1,164.5	1,218.4

Selected Cash Flow Items
	Three months ended		Twelve months ended
	05/31/23	05/31/22	05/31/23	05/31/22
Net cash provided by (used in) operating activities	$120.0	$47.5	$148.9	$226.0
Add:
Net proceeds from sale of assets	—	5.6	—	16.0
Less:
Additions to property, plant and equipment	25.2	14.0	62.0	42.0
Prepublication expenditures	9.1	4.2	26.9	17.2
Free cash flow (use) (2)	$85.7	$34.9	$60.0	$182.8

(1) Net cash (debt) is defined by the Company as cash and cash equivalents, net of lines of credit and short-term debt plus long-term-debt. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2) Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances) and cash acquired through acquisitions and from sale of assets, reduced by spending on property, plant and equipment and prepublication costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

Table 4

Scholastic Corporation
Supplemental Results - Excluding One-Time Items
(Unaudited)
(In $ Millions, except per share data)

	Three months ended
	05/31/2023			05/31/2022
	Reported	One-time items	Excluding One-time items	Reported	One-time items	Excluding One-time items
Diluted earnings (loss) per share (1)	$2.26	$—	$2.26	$1.46	$0.26	$1.72
Net income (loss) (2)	$75.7	$—	$75.7	$52.1	$9.1	$61.2
Earnings (loss) before income taxes (3)	$95.6	$—	$95.6	$53.7	$12.2	$65.9

Children’s Book Publishing and Distribution	$58.4	$—	$58.4	$46.8	$—	$46.8
Education Solutions	55.0	—	55.0	45.8	—	45.8
International (4)	2.2	—	2.2	1.3	0.6	1.9
Overhead (5)	(23.6)	—	(23.6)	(28.4)	0.0	(28.4)
Operating income (loss)	$92.0	$—	$92.0	$65.5	$0.6	$66.1

	Twelve months ended
	05/31/2023			05/31/2022
	Reported	One-time items	Excluding One-time items	Reported	One-time items	Excluding One-time items
Diluted earnings (loss) per share (1)	$2.49	$—	$2.49	$2.27	$0.12	$2.38
Net income (loss) (2)	$86.3	$—	$86.3	$80.9	$4.2	$85.1
Earnings (loss) before income taxes (3)	$112.4	$—	$112.4	$89.7	$5.5	$95.2

Children’s Book Publishing and Distribution	$143.4	$—	$143.4	$115.3	$—	$115.3
Education Solutions	58.4	—	58.4	81.8	—	81.8
International (4)	(3.6)	—	(3.6)	3.3	1.7	5.0
Overhead (5)	(91.9)	—	(91.9)	(103.0)	(1.6)	(104.6)
Operating income (loss)	$106.3	$—	$106.3	$97.4	$0.1	$97.5

(1) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on rounded numbers may not yield the results as presented.

(2) In the three and twelve months ended May 31, 2022, the Company recognized a benefit of $3.1 and $1.3, respectively, for income taxes in respect to one-time pretax items.

(3) In the three and the twelve months ended May 31, 2022, the Company recognized pretax loss on assets held for sale related to the Company's plan to exit the direct sales business in Asia of $15.1. The business and related assets were sold in the first quarter of fiscal 2023. In the three and twelve months ended May 31, 2022, the Company recognized pretax gain on the sale of its UK distribution facility located in Witney of $3.5. In the twelve months ended May 31, 2022, the Company recognized pretax gain on the sale of its Lake Mary facility of $6.2.

(4) In the three and twelve months ended May 31, 2022, the Company recognized pretax severance of $0.5 and $1.2, respectively, and pretax branch consolidation costs of $0.1 and $0.5, respectively.

(5) In the twelve months ended May 31, 2022, the Company recognized pretax insurance proceeds related to an intellectual property legal settlement accrued in fiscal 2021 of $6.6 partly offset by pretax severance and related charges of $5.0.

Table 5

Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA
(Unaudited)
(In $ Millions)

	Three months ended
	05/31/23	05/31/22
Earnings (loss) before income taxes as reported	$95.6	$53.7
One-time items before income taxes	—	12.2
Earnings (loss) before income taxes excluding one-time items	95.6	65.9
Interest (income) expense	(3.5)	0.2
Depreciation and amortization (1)	16.3	15.9
Amortization of prepublication costs	6.6	6.5
Adjusted EBITDA (2)	$115.0	$88.5

	Twelve months ended
	05/31/23	05/31/22
Earnings (loss) before income taxes as reported	$112.4	$89.7
One-time items before income taxes	—	5.5
Earnings (loss) before income taxes excluding one-time items	112.4	95.2
Interest (income) expense	(5.8)	2.4
Depreciation and amortization (1)	64.6	64.9
Amortization of prepublication costs	25.1	26.4
Adjusted EBITDA (2)	$196.3	$188.9

(1) For the three and twelve months ended May 31, 2023., amounts include depreciation of $0.8 and $3.3, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.1 and $0.3, respectively, and amortization of capitalized cloud software of $1.7 and $6.3, respectively, recognized in selling, general and administrative expenses. For the three and twelve months ended May 31, 2022, amounts include depreciation of $0.9 and $3.8, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.1 and $0.4, respectively, and amortization of capitalized cloud software of $1.1 and $3.9, respectively, recognized in selling, general and administrative expenses.

(2) Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.